Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of Franklin Credit Holding Corporation on Form S-8 [File Nos. 333-122677 and 333-135043] of our report dated March 31, 2010 with respect to our audit of the consolidated financial statements of Franklin Credit Holding Corporation and Subsidiaries as of December 31, 2009 and for the year then ended, which report is included in this Annual Report on Form 10-K of Franklin Credit Holding Corporation for the year ended December 31, 2009 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern.
/s/ Marcum llp
Marcum llp
NewYork, New York
March 31, 2010